Exhibit 4.59

GDS (Shanghai) Investment Co., Ltd.

Shanghai Xinwan Enterprise Management Co., Ltd.

and

Liang Yan

with regards to

Shanghai Xinwan Enterprise Management Co., Ltd.

Voting Proxy Agreement

Date: December 16, 2019

Voting Proxy Agreement

This Voting Proxy Agreement ("this Agreement”) is entered into on December 16, 2019 in Shanghai, the People’s Republic of China ("China”) by and between:

(1)   GDS (Shanghai) Investment Co., Ltd. (hereinafter referred to as “WFOE”)  Registered Address: Room 1046A, 55 Xili Road, China (Shanghai) Pilot Free Trade Zone, China

Legal Representative: Huang Wei

(2)   Shanghai Xinwan Enterprise Management Co., Ltd. (hereinafter referred to as “Shanghai Xinwan”)

Registered Address: Room 207, 2rd Floor, Building 2, 255 Meisheng Road, China (Shanghai) Pilot Free Trade Zone, China

Legal Representative: Chen Yilin

(3)   Liang Yan (hereinafter referred to as “Shareholder”)  ID Card No.:

(In this Agreement, the above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.    The Shareholder is an existing equity interest holder of Shanghai Xinwan and holding 20% equity shares of Shanghai Xinwan;

2.    The Shareholder intends to appoint WFOE as its voting proxy for exercising its voting right in Shanghai Xinwan, and WFOE agrees to accept the appointment and designate a person for exercising the voting right.

Now, therefore, the Parties reach an agreement as follows through amicable negotiation:

Article 1 Voting Proxy

1.1  The Shareholder hereby irrevocably undertakes that it will, upon WFOE's written notification during the term of this Agreement and subject to the stipulations of Article

1.2  of  this Agreement,  sign  a Power of  Attorney to authorize (          , ID Card No.:) to exercise the following rights of it as Shareholder of Shanghai Xinwan in line with the articles of incorporation of Shanghai Xinwan in force at the time:

(1)       Right to attend meeting of Shareholder as the proxy of the Shareholder;

(2)       Right to make decisions as the proxy of the Shareholder on issues to be deliberated by the Shareholder (including but not limited to the designation and election of directions, general manager and other senior management of Shanghai Xinwan);

(3)       Any voting rights of the Shareholder as prescribed by law;

(4)       Other voting rights of Shareholder under the articles of incorporation of Shanghai Xinwan (including any other voting rights of Shareholder under revised and restated articles of incorporation);

(5)       Right to endorse any meeting minutes and resolutions of meeting of Shareholder or other legal documents; and

(6)       Right to submit documents to relevant business registration agency for filing and archiving as the proxy of the Shareholder.

Shanghai Xinwan hereby irrevocably undertakes that it will, upon WFOE's written notification during the term of this Agreement and subject to the stipulations of Article

1.2  of  this Agreement, sign  a Power  of Attorney to authorize (           ,  ID  Card No.:

, together with the above trustee collectively referred to as “Trustee”) to exercise the following rights (together with the above trusted rights collectively referred to as “Trusted Rights”) of it as shareholder of its subsidiary in line with the articles of incorporation of such subsidiary in force at the time:

(1)  Right to attend meeting of shareholder as the proxy of Shanghai Xinwan;

(2)  Right to make decisions as the proxy of Shanghai Xinwan on issues to be deliberated by Shanghai Xinwan (including but not limited to the designation and election of directions, general manager and other senior management of the subsidiary of Shanghai Xinwan);

(3)  Any voting rights of Shanghai Xinwan as the shareholder of its subsidiary as prescribed by law;

(4)  Other voting rights of shareholder under the articles of incorporation of the subsidiary of Shanghai Xinwan (including any other voting rights of shareholder under revised and restated articles of incorporation);

(5)  Right to endorse any meeting minutes and resolutions of meeting of shareholder or other legal documents; and

(6)  Right to submit documents to relevant business registration agency for filing and archiving as the proxy of Shanghai Xinwan.

1.2  The above-mentioned authorization and assignment are subject to the condition that the Trustee is a Chinese citizen and WFOE agrees the authorization and assignment.

When and only when WFOE issues a written notice to the Shareholder requesting the dismissal and replacement of the Trustee shall the Shareholder immediately revokes the assignment of the current Trustee under this Agreement and entrust another Chinese citizen designated by WFOE at the time to exercise the Trusted Rights in accordance with the stipulations of this Agreement; the new authorization shall replace the original authorization immediately. Under no other circumstances shall the Shareholder revoke the authorization to the Trustee.

1.3  WFOE shall ensure the Trustee fulfills his/her trusted duties within the scope of authorization under this Agreement with due diligence and caution; the Shareholder shall acknowledge and be held liable for any legal consequence arising from the Trustee's exercise of the above-mentioned Trusted Rights.

1.4  The Shareholder hereby confirms that the Trustee does not have to consult the Shareholder before making decisions during his/her exercise of the above-mentioned Trusted Rights. WFOE shall nonetheless ensure that the Trustee will inform the Shareholder of any such decision in a timely manner once the decision is made.

Article 2 Right to Information

The Trustee designated in accordance with Article 1.1 of this Agreement shall, for the purpose of exercising the Trusted Rights under this Agreement, have the right to access relevant data (including but not limited to any account book, statement, contract, and internal communication, all meeting minutes of the board of directors and other documents that are related to the financial, business and operational activities,) of Shanghai Xinwan and its subsidiary in order to get necessary information of Shanghai Xinwan and its subsidiary on their operation, business , clients, finance, and employees, and Shanghai Xinwan shall give full cooperation with respect to that.

Article 3 Exercise of Trusted rights

3.1  The Shareholder and Shanghai Xinwan shall give full assistance to facilitate the Trustee's exercise of the Trusted Rights, including prompt execution of the decisions made by the Trustee as the proxy of Shanghai Xinwan and its subsidiary and other pertinent legal documents when necessary (e.g. documents required to be submitted to government agencies for examination and approval, registration, and/or filing).

3.2  If, at any time during the term of this Agreement, the conferral or exercise of the Trusted Rights under this Agreement is unenforceable for any reason (except for breach of this Agreement by the Shareholder or Shanghai Xinwan), the Parties shall immediately seek an alternative scheme most similar to the unenforceable one, and enter into a supplementary agreement to make modifications or adjustments to the provisions of this Agreement when necessary, in order to ensure the continuous fulfillment of the purpose of this Agreement.

Article 4 Exemption and Compensation

4.1  The Parties acknowledge that WFOE shall not be requested to be liable for or compensate (monetary or otherwise) other Parties or any third party due to the exercise of the Trusted Rights by the Trustee designated by WFOE under this Agreement.

4.2  Shanghai Xinwan and the Shareholder agree to indemnify WFOE and the Trustee and hold them harmless against all losses incurred or likely to incur due to the exercise of the Trusted Rights by the Trustee designated by WFOE, including but not limited to any loss resulting from any litigation, demand, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities. However, losses incurred due to willful misconduct or gross negligence of WFOE or the Trustee shall not be compensated.

Article 5 Representations and Warranties

5.1  The Shareholder hereby represents and warrants that:

5.1.1      He/she is a PRC citizen with full capacity of action, full and independent legal status, and legal capacity, and is capable of acting independently as a subject of proceedings.

5.1.2      He/she has full power and authority to sign and deliver this Agreement and all other documents to be signed by him/her for the transaction referred to in this Agreement and has full power and authority to complete the transaction referred to in this Agreement.

5.1.3      This Agreement is executed and delivered by the Shareholder lawfully and properly; this Agreement constitutes the legal and binding obligations on him/her and is enforceable on him/her in accordance with the terms and conditions hereof.

5.1.4      He/she is the registered Shareholder of Shanghai Xinwan as of the effective date of this Agreement, and except the rights created by this Agreement, the Equity Pledge Agreement between it and WFOE, and the Exclusive Call Option Agreement between it and Shanghai Xinwan and WFOE, there exists no third party right on the Trusted Rights. Pursuant to this Agreement, the Trustee may fully and sufficiently exercise the Trusted Rights in accordance with the effective articles of incorporation of Shanghai Xinwan.

5.2   WFOE and Shanghai Xinwan hereby respectively represents and warrants that:

5.2.1      It is a limited liability company duly incorporated and validly existing under the laws of the People's Republic of China as an independent judicial person and with complete, independent legal status and legal competence to sign, deliver and perform this Agreement, as an independent subject of proceedings.

5.2.2      It is vested with full power and authority to complete the transaction referred to in this Agreement and the signing of all other documents related to the transaction referred to in this Agreement.

5.3  Shanghai Xinwan further represents and warranties that the Shareholder is the registered Shareholder of Shanghai Xinwan on the effective date of this Agreement. Pursuant to this Agreement, the Trustee may fully and sufficiently exercise the Trusted Rights in accordance with the effective articles of incorporation of Shanghai Xinwan.

Article 6 Term of Agreement

6.1  This Agreement takes effect as of the date of due execution of all the Parties hereto, unless terminated in advance by written agreement between all Parties or in accordance with Article 8.1 of this Agreement.

6.2  If the Shareholder transfers its equity interest in the Shanghai Xinwan with prior consent of WFOE, it will cease to be a Party of this Agreement, while the obligations and undertakings of other Parties shall not be negatively affected.

Article 7 Notice

7.1  All notices or other correspondences between the Parties in connection with the performance of the rights and obligations under this Agreement shall be in writing and be delivered in person, by registered mail, postage prepaid mail, recognized express mail, facsimile to the Party concerned.

7.2   If any of such notices or other correspondences is transmitted by facsimile or telex , it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be deemed delivered five (5) days after dispatch.

Article 8 Breach of Agreement

8.1  The Parties agree and acknowledge that, any substantial violation of any provision under this Agreement, or substantially non-performance of this Agreement by a Party

(the “Breaching Party”) constitutes a breach of the Agreement (the “Breach of Agreement”). Any of the non-breaching Parties (the “Non-breaching Parties”) shall be entitled to require the Breaching Party to correct or take remedial measures within a reasonable time limit. Where the Breaching Party fails to take any remedy measures in a reasonable time limit required by the Non-breaching Party or within 10 days after the written notice of the Non-breaching Party, if the Breaching Party is the Shareholder or Shanghai Xinwan, then the Non-breaching Party has the right to take any of the following measures at its discretion: (1) terminating this Agreement and requiring full compensation from the Breaching Party; or (2) requiring the compulsory performance of the obligations of and full compensation from the Breaching Party under this Agreement ; if the Breaching Party is WFOE, then the Non-breaching Party has the right to require the compulsory performance of the obligations of and full compensation from the Breaching Party under this Agreement .

8.2  The Parties agree and acknowledge that the Shareholder or Shanghai Xinwan shall under no circumstances prematurely terminate this Agreement for whatever reasons, unless otherwise specified in this Agreement or required by law.

8.3  Notwithstanding any other provisions herein, the effectiveness of this Article shall survive the suspension or termination of this Agreement.

Article 9 Miscellaneous

9.1     This Agreement is made in triplicate (3 copies), with each Party holding a copy.

9.2    The conclusion, validity, performance, amendment, interpretation and termination of this Agreement are governed by the laws of the People's Republic of China.

9.3    The Parties shall strive to settle any dispute or conflicts arising from or in connection with this Agreement through amicable negotiation. If the discrepancies cannot be solved by negotiations within thirty (30) days, they should be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission's arbitration rules in Shanghai. The award of the arbitration shall be final and binding on the Parties. After arbitration award takes effect, any Party shall have the right to apply for the enforcement of the arbitration award to a court with jurisdiction. The competent court shall have right to grant a provisional remedy on request by the disputing party, such as a judgment or an order to seize or freeze the breaching party's properties or equity shares.

9.4    Any right, power or remedy granted to a Party by one term of this Agreement does not exclude the Party from any right, power or remedy granted by other terms or laws and regulations; the exercise of any right, power or remedy by a Party shall not preclude the Party's exercise of its other rights, powers or remedies.

9.5    No failure or delay by any Party in exercising any right or remedy (the “Said Party’s

Rights”) provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

9.6    The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effectiveness of this Agreement.

9.7    The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

9.8    Any amendment or supplement of this Agreement shall be made in writing and duly executed by all Parties herein before taking effect.

9.9     Without prior written permission from the other Parties, no Party may transfer any of its rights and/or obligations under this Agreement to any third party.

9.10   This Agreement is binding on all the Parties herein and their respective lawful successors and assignees.

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Signature page

In witness whereof, this Voting Proxy Agreement is entered into by the following Parties on the date and at the place first above written.

GDS (Shanghai) Investment Co., Ltd.

(Seal)

Signature:	/s/ Huang Wei
Name:	Huang Wei
Title:	Legal Representative

Shanghai Xinwan Enterprise Management Co., Ltd.

(Seal)

Signature:	/s/ Chen Yilin
Name:	Chen Yilin
Title:	Legal Representative

Liang Yan

Signature:	/s/ Liang Yan